Filed Pursuant to Rules 424(b) & (c)

Registration No. 333-109756

Dated January 21, 2004

Prospectus Supplement

(to prospectus dated January 7, 2004 and prospectus supplement dated January 14, 2004)

$575,000,000

HEALTH MANAGEMENT ASSOCIATES, INC.

1.50% Convertible Senior Subordinated Notes Due 2023 and

Class A Common Stock Issuable Upon Conversion of the Notes

This supplement amends our prospectus dated January 7, 2004, as supplemented on January 14, 2004, relating to the sale by certain of our securityholders of up to $575,000,000 in principal amount of our 1.50% Convertible Senior Subordinated Notes due 2023 and shares of our class A common stock issuable upon their conversion.

You should read this supplement in conjunction with the prospectus and the subsequent supplement. Additionally, this supplement is qualified by reference to the prospectus and subsequent supplement, except to the extent that the information in this supplement supersedes the information contained in the prospectus or the subsequent supplement.

SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

The table below supplements or amends the table of securityholders contained on pages 47 through 50 of the prospectus and in the subsequent supplement. Accordingly, the information contained in the table supersedes the information in the prospectus and in the subsequent supplement with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before January 21, 2004. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date of this supplement. Except as may be set forth below, the footnotes included in the table on pages 47 through 50 of the prospectus are incorporated into this supplement by reference.

Name	Principal Amount at Maturity of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold(1)	Percentage of Outstanding Class A Common Stock(2)

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	8,000	*	292	*

2000 Revocable Trust FBO Trust A.R. Laurer / Zinterhofer	7,000	*	256	*

Alcon Laboratories	413,000	*	15,078	*

Amerisure Mutual Insurance Company	350,000	*	12,778	*

Arapahoe County Colorado	51,000	*	1,862	*

Arlington County Employees Retirement Systems	715,000	*	26,104	*

Asante Health System	106,000	*	3,870	*

British Virgin Islands Social Security Board	93,000	*	3,395	*

City and County of San Francisco Retirement System	1,579,000	*	57,649	*

City of New Orleans	217,000	*	7,923	*

City University of New York	161,000	*	5,878	*

Coda Capital Management, LLC	200,000	*	7,302	*

Coda-KPHE Convertible Portfolio	100,000	*	3,651	*

Credit Lyonnais Securities USA	6,000,000	1.04	219,058	*

Delaware Public Employees Retirement System	1,657,000	*	60,497	*

Georgia Municipal	1,000,000	*	36,510	*

Grady Hospital Foundation	142,000	*	5,184	*

Independence Blue Cross	424,000	*	15,480	*

Innovest Finanzdienstle	1,500,000	*	54,765	*

JMG Capital Partners, LP	13,625,000	2.37	497,444	*

JMG Triton Offshore Fund, Ltd.	13,625,000	2.37	497,444	*

Merril Lynch Insurance Group	342,000	*	12,486	*

Municipal Employees	255,000	*	9,310	*

New Orleans Firefighters Pension / Relief Fund	145,000	*	5,294	*

Nicholas Applegate Capital Management Investment Grade Convertible Fund	15,000	*	548	*

NMIC Gartmore/Coda Convertible Portfolio	2,000,000	*	73,019	*

Occidental Petroleum Corporation	287,000	*	10,478	*

Ohio Bureau of Workers Compensation	185,000	*	6,754	*

Pacific Life Insurance Company	1,000,000	*	36,510	*

Policeman and Firemen Retirement Fund of the City of Detroit	541,000	*	19,752	*

Pro-mutual	938,000	*	34,246	*

State of Maryland Retirement Agency	3,422,000	*	124,936	*

The Coast Fund, L.P.	2,500,000	*	91,274	*

The Grable Foundation	89,000	*	3,249	*

Trustmark Insurance	363,000	*	13,253	*

* Less than 1%.

(1)    Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 36.5097 shares of class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $27.39 per share of class A common stock). This conversion rate is subject to adjustment as described under “Description of the Notes–Conversion Rate Adjustments” in the prospectus. As a result, the number of shares of class A common stock issuable upon conversion of the notes may change in the future.

(2)    Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 242,786,806 shares of class A common stock outstanding as of December 16, 2003. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.

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